Exhibit 99.2

November 13, 2017

The Board of Directors
Concord Medical Services Holdings Limited
18/F, Tower A, Global Trade Center
36 North Third Ring Road East
Dongcheng District, Beijing 100013
People’s Republic of China

Dear Sirs:

Re: Withdrawal of the Non-binding Proposal to Acquire All Outstanding Class A Ordinary Shares and American Depositary Shares of the Company Not Owned by the Buyer Parties

Mr. Jianyu Yang (“Mr. Yang”), the chairman and chief executive officer of Concord Medical Services Holdings Limited (the “Company”), Morgancreek Investment Holdings Limited, an investment vehicle controlled by Mr. Yang (“Morgancreek”), and Blue Ocean Management Limited (“Blue Ocean” and collectively with Mr. Yang and Morgancreek, the “Buyer Parties”) hereby withdraw the non-binding going-private proposal (the “Non-binding Proposal”) dated July 11, 2016, with immediate effect. After careful consideration, the Buyer Parties have decided not to proceed with the Non-binding Proposal under the current circumstances.

Sincerely,

Jianyu Yang

By:	/s/ Jianyu Yang

Morgancreek Investment Holdings Limited

By:	/s/ Jianyu Yang
Name:	Jianyu Yang
Title:	Director

Blue Ocean Management Limited

By:	/s/ Feng Yang
Name:	Feng Yang
Title:	Director